Exhibit 19.1
TALEN ENERGY CORPORATION

INSIDER TRADING POLICY

(Adopted June 26, 2023)
PURPOSE

This Insider Trading Policy (the “Policy”) provides guidelines for (i) transactions in Talen Energy Corporation (together with its subsidiaries, the “Company”) securities and (ii) the handling of confidential information about the Company and the companies with which the Company does business. The Company has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the Company to prevent insider trading and avoid even the appearance of impropriety.

As used herein, “General Counsel” shall mean the General Counsel of the Company, or any designee appointed by him or her to fulfill the obligations of the General Counsel under this Policy from time to time, as applicable.

PERSONS SUBJECT TO THE POLICY

This Policy applies to all directors, officers and employees of the Company and its subsidiaries, as well as any contractors or consultants who have access to material nonpublic information and any other persons that the Company may, from time to time, determine should be subject to this Policy. This Policy also applies to family members, other members of a person’s household, and entities controlled by a person covered by this Policy, as described below.

TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, and debt instruments, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information: Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the price of a company’s securities, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Nonpublic financial statements and public filings;
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Company Securities;
•A change in management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•The gain or loss of a significant customer or supplier or other significant disruption in fuel supply;
•Significant events concerning the Company’s physical assets;
•Significant changes in the Company’s environmental remediation obligations or a significant waste discharge or other environmental liability;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Regulatory approvals or changes in regulations and any analysis of how they affect the Company;
•Significant investigations of the Company by any regulatory body or agency;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;
•Significant changes, positive or negative, to the terms of a commercial relationship with another company;
•Significant cybersecurity incidents; and
•The imposition of a ban on trading in Company Securities or the securities of another company.

If you are unsure whether information is material, you should either consult the General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates. When in doubt, you should assume that the information is material.

When Information is Considered Public: Information that has not been disclosed to the public is generally considered to be “nonpublic” information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

INDIVIDUAL RESPONSIBILITY

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

STATEMENT OF POLICY

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the General Counsel as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”

2.Recommend the purchase or sale of any Company Securities;

3.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.Assist anyone engaged in the above activities. In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about any company with which the Company does business (such as the entry into a new material contract with the Company), including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that one may believe necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

TRANSACTIONS BY FAMILY MEMBERS AND OTHERS

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL

This Policy applies to any entities that you influence or control, including any limited liability companies, corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

TRANSACTIONS UNDER COMPANY PLANS

This Policy does not apply in the case of the following transactions, except as specifically noted:

1.Stock Option Exercises: This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.Restricted Stock or Other Stock Awards: This Policy does not apply to the vesting of restricted stock, performance awards or other stock awards pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any such award. The Policy does apply, however, to any market sale of such stock.

TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE

Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, employee or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Pre-Clearance and Blackouts” and the sales by the recipient of the Company Securities occur during a blackout period.

Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

SPECIAL AND PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short-Term Trading: Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

Short Sales: Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act (the “Exchange Act”) prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options: Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Further, regulators often focus their attention on the trading of options when evaluating whether insider trading has occurred. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company generally prohibits you from engaging in such transactions. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the General Counsel. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Margin Accounts and Pledged Securities: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Pre-Clearance and Blackouts.”

PRE-CLEARANCE & BLACKOUTS

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures: Directors, officers, accounting employees that assist with preparing SEC or other public filings and/or the preparation of the Company’s financial statements, investor relations employees that assist with earnings releases, legal department employees, any employees on the Company’s disclosure committee, and any persons designated by the General Counsel as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons (“Covered Senior Persons”), may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the General Counsel. A request for pre-clearance should be submitted to the General Counsel at least two business days in advance of the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre- clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the General Counsel. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or

Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

If a person seeks pre- clearance and permission to engage in the transaction is granted, then such trade must be effected within five business days of receipt of pre-clearance unless an exception is granted. Such person must promptly notify the General Counsel following the completion of the transaction. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the General Counsel. If the person obtains any material non-public information in the interim period between obtaining pre-clearance from the General Counsel and effecting a transaction, the person should not engage in the contemplated transaction.

Quarterly Blackout Periods: Covered Senior Persons may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning fourteen calendar days prior to the end of each fiscal quarter and ending after the close of trading on the second full trading day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning after the close of trading on the second full trading day following the public release of the Company’s quarterly earnings and ending fourteen days prior to the close of the next fiscal quarter.

Event-Specific Blackout Periods: From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees, such as a cybersecurity incident or a material transaction that is close to announcement. So long as the event remains material and nonpublic, the persons designated by the General Counsel may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the General Counsel may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the General Counsel has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.

Exceptions: The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

RULE 10B5-1 PLANS

Rule 10b5-1 under the Exchange Act provides an affirmative defense to insider trading allegations under federal law. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions described in this Policy. Among other things, Rule 10b5-1 require: (1) the satisfaction of the requisite cooling-off period following the adoption or modification of an existing Rule 10b5-1 Plan, which, (A) for directors and officers, is 90 days following the adoption or modification of a Rule 10b5-1 Plan[1] and (B) for persons other than directors or officers, is 30 days after the adoption or modification of a Rule 10b5-1 Plan and (2) the inclusion of written representations of a director or officer certifying that he or she (A) is not aware of any material nonpublic information of the Company or Company Securities and (B) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the restrictions of Exchange Act Rule 10b5.

To comply with the Policy, a Rule 10b5-1 Plan must be approved by the General Counsel and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information about the Company or Company Securities. Once the plan is adopted and subsequent to the satisfaction of the requisite cooling-off period, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-Clearance and Blackouts” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

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[1] Should the Company become an SEC-registered public company, the requisite cooling-off period for directors and officers shall be the later of (x) 90 days or (y) two business days following the Company’s filing of the Quarterly Report on Form 10-Q or Annual Report on Form 10-K for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified.

CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions.

Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including possible leave of absence during any investigation and potentially dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

QUESTIONS

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel. Additionally, questions may be submitted anonymously through the Talen Ethics HelpLine by calling (800) 935-4837, or via the internet at https://talenethicshelpline.alertline.com.